Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(Nasdaq: OSBC)	July 21, 2006

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Second Quarter Earnings

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced second quarter earnings of $0.46 per diluted share, on earnings of $6.4 million. Diluted earnings per share were up one cent from the first quarter of 2006, on an increase in net income of $261,000. However, earnings were down from the second quarter of 2005, in which the company earned 48 cents per diluted share on net income of $6.6 million. Earnings for the first half of 2006 were 91 cents per diluted share, on $12.5 million in net income, compared with 94 cents per diluted share in the first half of 2005, on earnings of $12.8 million. Generally, for the year to date period, balance sheet growth and an increase in noninterest income have been offset by a lower net interest margin, higher provision for loan losses, and a decline in mortgage banking activity.

Net interest income increased slightly in the first half of 2006, to $36.2 million in 2006, from $36.1 million in 2005. Second quarter net interest income declined from $18.5 million in 2005, to $18.1 million in 2006. For both the quarter and year to date periods, growth in earning assets was offset by a lower net interest margin. Average earning assets grew $152.0 million, or 7.4% from the first half of 2005 to the first half of 2006. At the same time, the net interest margin declined from 3.68% in the first half of 2005 to 3.44% in the first half of 2006.

The average tax-equivalent yield on earning assets increased from 5.65% to 6.42%, or 77 basis points, from the first half of 2005 to the first half of 2006. At the same time, the cost of interest-bearing and noninterest-bearing funds increased from 2.29% to 3.39%, or 110 basis points. Changes in funding composition had a significant impact on the net interest margin. Among lower-cost sources of funds, the average balance of interest-bearing transaction accounts and savings accounts declined from the first half of 2005 to the first half of 2006, and noninterest-bearing deposits increased slightly. At the same time, higher-cost sources of funds, including time deposits, repurchase agreements, and short-term borrowing increased $226.4 million, or 24.4%, in the aggregate.

The Company provided an additional $400,000 to the allowance for loan losses in the second quarter of 2006, unchanged from the second quarter of 2005. The Company provided $844,000 in the first half of 2006, compared with $363,000 in the first half of 2005, an increase of $481,000. While the quality of the loan portfolio remained strong and charge-offs were low, after analyzing the allowance for loan losses, management has determined that the level reported as of June 30, 2006, was appropriate. In making this determination, both quantitative and qualitative factors are considered. Management’s growing concern with the commercial real estate market and the large concentration held by the Company contributed to the increase in the allowance for loan losses in spite of decline in nonperforming loans. The ratio of the allowance for loan losses to nonperforming loans was 410% as of June 30, 2006, compared with 245% as of June 30, 2005. Nonperforming loans were $3.9 million as of June 30, 2006, and $6.3 million as of June 30, 2005. Net charge-offs were $198,000 in the second quarter of 2006 and $289,000 in the second quarter of 2005. For the year to date, net charge-offs were $80,000 in the first half of 2006 and $333,000 in the first half of 2005.

Noninterest income was $7.4 million during the second quarter of 2006 and $7.1 million during the second quarter of 2005, an increase of $260,000, or 3.7%. This increase occurred despite mortgage banking income, including gains on sales of mortgage loans, secondary market fees, and servicing income, declining $560,000, or 31.6%, from the second quarter of 2005 to the second quarter of 2006. For the year to date, mortgage banking income was down $916,000, or 27.4%, from the first half of 2005 to the first half of 2006. The higher cost of borrowing associated with an increase in interest rates has resulted in a decline in demand for mortgages and a decline in mortgage banking income.

Trust income was up $424,000, or 26.0%, from the second quarter of 2005 to the second quarter of 2006, to $2.1 million. Trust income was $3.8 million in the first six months of 2006, an increase of  $509,000, or 15.5%, from the first half of 2005. Increases in trust income for both the quarter and the year to date period were primarily associated with estate fees. Securities gains were $191,000 in the second quarter of 2006 and $418,000 in the first half of 2006, compared with a $1,000 loss in the second quarter of 2005 and a loss of $5,000 in the first half of 2005. Bank owned life insurance (“BOLI”) income increased from $215,000 to $489,000 in the second quarter, and from $434,000 to $961,000 for the first half, when comparing 2006 and 2005, as a result of BOLI purchases.

Noninterest expense was $15.6 million during the second quarter of 2006, an increase of $237,000, or 1.5%, from $15.4 million in the second quarter of 2005. Noninterest expense was $31.8 million during the first half of 2006, an increase of $1,386,000, or 4.6%, from $30.4 million in the first half of 2005. Salaries and benefits expense was $8.9 million during the second quarter of 2006, a decrease of $54,000 from $9.0 million in the second quarter of 2005. In the first half of the year, salaries and benefits were $18.5 million in 2006 and $18.1 million in 2005, an increase of $357,000, or 2.0%.

Pension expense, included in salaries and benefits, was $981,000 in the first half of 2005 and $357,000 in the first half of 2006. The Company is in the process of distributing the assets of its defined benefit pension plan after terminating the plan in December of 2005. The liabilities are expected to exceed assets at the time of distribution of all benefits by approximately $1.1 million. A contribution of the shortfall amount is required to be made before the defined benefit plan is liquidated, which is anticipated to be in the third quarter of 2006.

Net occupancy and furniture and equipment expenses increased $190,000 from the second quarter of 2005 to the second quarter of 2006, or 8.8%. Net occupancy and furniture and equipment expenses increased $687,000 from the first half of 2005 to the first half of 2006, or 17.0%. The increase in the year to date period is due, in part, to a reduction in the estimated accrual for occupancy related expenses in the first half of 2005. As the Company has expanded into and developed new markets, related facility expenses have increased. Three new branches have opened since the beginning of 2005. Other expense increased $48,000, or 1.3%, from the second quarter of 2005, to $3.8 million in the second quarter of 2006. Other expenses increased $204,000, or 2.8% from the first half of 2005 to $7.5 million in the first half of 2006.

Total assets were $2.42 billion as of June 30, 2006, compared with $2.37 billion as of December 31, 2005. Loans grew $42.2 million during the first half of 2006, while securities available for sale declined $7.1 million. Commercial and residential real estate increased $31.4 million (5.3%) and $22.7 million (4.1%), respectively, in the first half of 2006. Construction loans declined 1.6% to $356.0 million as of June 30, 2006.

Total deposits increased $72.7 million during the first half of 2006. Noninterest-bearing deposits decreased $8.2 million, to $255.9 million. Savings deposits decreased $1.2 million, from $117.8 million to $116.6 million.  Time deposits increased $73.8 million, or 8.4%, from $876.1 million to $949.9 million. Money market accounts declined from $432.5 million to $399.3 million in the first half of 2006. Generally, depositors shifted from transaction accounts to certificates of deposits in the first half of 2006 as a result of the rising interest rate environment. While this had the effect of moving funds out of interest sensitive deposits into more stable pricing, this deposit shift resulted in a higher cost of funds and a negative impact on the net interest margin.

Non-GAAP Presentations: Management uses certain non-GAAP ratios to evaluate and measure the Company’s performance.  Management presents a net interest margin calculation. The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period. Management believes this measure provides investors with information regarding balance sheet profitability. Management also presents an efficiency ratio that is non-GAAP. The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and adjusted non-interest income. Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally. The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2005.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	June 30,		June 30,
	2006	2005	2006	2005
Summary Income Statement:
Net interest income	$18,090	$18,478	$36,225	$36,110
Provision for loan losses	400	400	844	363
Noninterest income	7,365	7,105	14,440	13,577
Noninterest expense	15,647	15,410	31,795	30,409
Income taxes	3,042	3,203	5,555	6,156
Net income	6,366	6,570	12,471	12,759

Key Ratios (annualized):
Return on average assets	1.07%	1.19%	1.06%	1.18%
Return on average equity	16.16%	18.46%	16.05%	18.34%
Net interest margin (tax equivalent)	3.40%	3.68%	3.44%	3.68%
Efficiency ratio	59.75%	58.63%	61.00%	59.58%
Tangible capital to tangible assets	6.32%	6.35%	6.32%	6.35%
Total capital to risk weighted assets	10.99%	10.90%	10.99%	10.90%
Tier 1 capital to risk weighted assets	10.14%	10.01%	10.14%	10.01%
Tier 1 capital to average assets	8.05%	7.87%	8.05%	7.87%

Per Share Data:
Basic earnings per share	$0.47	$0.49	$0.92	$0.95
Diluted earnings per share	$0.46	$0.48	$0.91	$0.94
Dividends declared per share	$0.14	$0.13	$0.27	$0.25
Book value per share	$11.58	$10.71	$11.58	$10.71
Tangible book value per share	$11.41	$10.51	$11.41	$10.51
Ending number of shares outstanding	13,412,575	13,497,889	13,412,575	13,497,889
Average number of shares outstanding	13,524,276	13,496,502	13,526,947	13,474,437
Diluted average shares outstanding	13,681,280	13,660,414	13,685,963	13,646,301

End of Period Balances:
Loans	$1,746,536	$1,631,903	$1,746,536	$1,631,903
Deposits	2,008,021	1,909,520	2,008,021	1,909,520
Stockholders’ equity	155,328	144,524	155,328	144,524
Total earning assets	2,230,223	2,097,925	2,230,223	2,097,925
Total assets	2,423,139	2,236,540	2,423,139	2,236,540

Average Balances:
Loans	$1,751,928	$1,606,521	$1,730,566	$1,577,182
Deposits	1,973,870	1,839,473	1,974,786	1,835,223
Stockholders’ equity	157,975	142,725	156,733	140,325
Total earning assets	2,222,331	2,088,855	2,206,211	2,054,248
Total assets	2,378,330	2,215,811	2,361,732	2,179,196

Financial Highlights, continued  (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	June 30,		June 30,
	2006	2005	2006	2005
Asset Quality
Charge-offs	$298	$384	$344	$737
Recoveries	100	95	264	404
Net charge-offs	$198	$289	$80	$333
Provision for loan losses	$400	$400	$844	$363
Allowance for loan losses to loans	0.92%	0.95%	0.92%	0.95%

	June 30,		December 31,
	2006	2005	2005
Nonaccrual loans	$2,857	$5,961	$3,845
Restructured loans	—	—	—
Loans past due 90 days	1,065	374	2,752
Nonperforming loans	3,922	6,335	6,597
Other real estate	333	76	251
Nonperforming assets	$4,255	$6,411	$6,848

Major Classifications of Loans
Commercial and industrial	$168,970	$174,255	$168,314
Real estate - commercial	621,736	562,760	590,328
Real estate - construction	356,045	308,958	361,859
Real estate - residential	573,504	541,391	550,823
Installment	28,401	46,819	35,236
	1,748,656	1,634,183	1,706,560
Unearned origination fees, net	(2,120)	(2,280)	(2,178)
	$1,746,536	$1,631,903	$1,704,382

Major Classifications of Deposits
Noninterest bearing	$255,937	$256,170	$264,124
Savings	116,619	123,230	117,849
NOW accounts	286,306	278,531	244,727
Money market accounts	399,271	447,373	432,452
Certificates of deposits of less than $100,000	580,998	519,799	554,618
Certificates of deposits of $100,000 or more	368,890	284,417	321,508
	$2,008,021	$1,909,520	$1,935,278

Old Second Bancorp, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2006	2005
Assets
Cash and due from banks	$86,677	$65,010
Interest bearing deposits with banks	108	105
Cash and cash equivalents	86,785	65,115
Securities available for sale	463,233	470,379
Federal Home Loan Bank and Federal Reserve Bank stock	8,913	8,470
Loans held for sale	11,433	11,397
Loans	1,746,536	1,704,382
Allowance for loan losses	16,093	15,329
Net loans	1,730,443	1,689,053
Premises and equipment, net	43,534	42,485
Other real estate owned	333	251
Mortgage servicing rights, net	2,721	2,271
Goodwill, net	2,130	2,130
Core deposit intangible assets, net	178	355
Bank owned life insurance	42,588	41,627
Accrued interest and other assets	30,848	34,297
Total assets	$2,423,139	$2,367,830

Liabilities
Deposits:
Demand	$255,937	$264,124
Savings, NOW, and money market	802,196	795,028
Time	949,888	876,126
Total deposits	2,008,021	1,935,278
Securities sold under repurchase agreements	43,615	57,625
Other short-term borrowings	162,386	171,825
Junior subordinated debentures	31,625	31,625
Notes payable	5,075	3,200
Accrued interest and other liabilities	17,089	16,015
Total liabilities	2,267,811	2,215,568

Stockholders’ Equity
Common stock	16,630	16,592
Additional paid-in capital	14,658	13,746
Retained earnings	185,660	176,824
Accumulated other comprehensive loss	(6,848)	(4,562)
Treasury stock	(54,772)	(50,338)
Total stockholders’ equity	155,328	152,262
Total liabilities and stockholders’ equity	$2,423,139	$2,367,830

Old Second Bancorp, Inc.

Consolidated Statements of Income

(In thousands, except share data)

	Three Months Ended		Year to Date
	June 30,		June 30,
	2006	2005	2006	2005
Interest and Dividend Income
Loans, including fees	$30,700	$24,946	$59,677	$47,960
Loans held for sale	131	189	226	362
Securities:
Taxable	3,167	2,842	6,351	5,592
Tax-exempt	1,259	1,207	2,491	2,331
Federal funds sold	—	3	3	3
Interest bearing deposits	1	1	2	1
Total interest and dividend income	35,258	29,188	68,750	56,249
Interest Expense
Savings, NOW, and money market deposits	4,152	2,672	7,830	4,951
Time deposits	9,828	5,942	18,957	11,632
Repurchase agreements	507	296	994	507
Other short-term borrowings	2,011	1,176	3,413	1,785
Junior subordinated debentures	616	597	1,233	1,214
Notes payable	54	27	98	50
Total interest expense	17,168	10,710	32,525	20,139
Net interest income	18,090	18,478	36,225	36,110
Provision for loan losses	400	400	844	363
Net interest income after provision for loan losses	17,690	18,078	35,381	35,747
Noninterest Income
Trust income	2,053	1,629	3,787	3,278
Service charges on deposits	2,047	2,109	4,003	3,909
Gain on sale of loans	935	1,450	1,906	2,828
Secondary mortgage fees	159	287	312	471
Mortgage servicing income	117	34	215	50
Securities gains (losses), net	191	(1)	418	(5)
Bank owned life insurance	489	215	961	434
Other income	1,374	1,382	2,838	2,612
Total noninterest income	7,365	7,105	14,440	13,577
Noninterest Expense
Salaries and employee benefits	8,926	8,980	18,457	18,100
Occupancy expense, net	1,098	983	2,190	1,594
Furniture and equipment expense	1,258	1,183	2,540	2,449
Amortization of core deposit intangible assets	89	89	178	178
Advertising expense	512	459	976	838
Other expense	3,764	3,716	7,454	7,250
Total noninterest expense	15,647	15,410	31,795	30,409
Income before income taxes	9,408	9,773	18,026	18,915
Provision for income taxes	3,042	3,203	5,555	6,156
Net income	$6,366	$6,570	$12,471	$12,759

Basic earnings per share	$0.47	$0.49	$0.92	$0.95
Diluted earnings per share	$0.46	$0.48	$0.91	$0.94

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Six Months Ended June 30, 2006 and 2005

(Dollar amounts in thousands- unaudited)

	2006			2005
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits with banks	$750	$2	0.54%	$567	$1	0.36%
Federal funds sold	133	3	4.51	215	3	2.79
Securities:
Taxable	326,540	6,351	3.89	329,107	5,592	3.40
Non-taxable (tax equivalent)	140,605	3,832	5.45	134,643	3,586	5.33
Total securities	467,145	10,183	4.36	463,750	9,178	3.96
Loans and loans held for sale	1,738,183	60,016	6.96	1,589,716	48,420	6.14
Total interest earning assets	2,206,211	70,204	6.42	2,054,248	57,602	5.65
Cash and due from banks	50,906	—	—	53,933	—	—
Allowance for loan losses	(15,824)	—	—	(15,517)	—	—
Other noninterest-bearing assets	120,439	—	—	86,532	—	—
Total assets	$2,361,732			$2,179,196

Liabilities and Stockholders’ Equity
Interest bearing transaction accounts	$650,302	7,548	2.34	$668,395	4,698	1.42
Savings accounts	120,466	282	0.47	126,309	253	0.40
Time deposits	950,646	18,957	4.02	792,427	11,632	2.96
Interest bearing deposits	1,721,414	26,787	3.14	1,587,131	16,583	2.11
Repurchase agreements	49,291	994	4.07	42,571	507	2.40
Other short-term borrowings	131,148	3,413	5.25	112,104	1,785	3.21
Junior subordinated debentures	31,625	1,233	7.80	31,625	1,214	7.68
Notes payable	3,442	98	5.74	2,700	50	3.73
Total interest bearing liabilities	1,936,920	32,525	3.39	1,776,131	20,139	2.29
Noninterest bearing deposits	253,372	—	—	248,092	—	—
Accrued interest and other liabilities	14,707	—	—	14,648	—	—
Stockholders’ equity	156,733	—	—	140,325	—	—
Total liabilities and stockholders’ equity	$2,361,732			$2,179,196
Net interest income (tax equivalent)		$37,679			$37,463
Net interest income (tax equivalent) to total earning assets			3.44%			3.68%
Interest bearing liabilities to earnings assets	87.79%			86.46%

Notes:            Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent. (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	June 30,		June 30,
	2006	2005	2006	2005
Net Interest Margin
Interest income (GAAP)	$35,258	$29,188	$68,750	$56,249
Taxable-equivalent adjustment:
Loans	56	52	113	98
Investments	678	648	1,341	1,255
Interest income - FTE	35,992	29,888	70,204	57,602
Interest expense (GAAP)	17,168	10,710	32,525	20,139
Net interest income - FTE	$18,824	$19,178	$37,679	$37,463
Net interest income - (GAAP)	$18,090	$18,478	$36,225	$36,110
Average interest earning assets	$2,222,331	$2,088,855	$2,206,211	$2,054,248
Net interest margin (GAAP)	3.26%	3.55%	3.31%	3.54%
Net interest margin - FTE	3.40%	3.68%	3.44%	3.68%

Efficiency Ratio
Noninterest expense	$15,647	$15,410	$31,795	$30,409
Noninterest income	7,365	7,105	14,440	13,577
Net interest income (GAAP)	18,090	18,478	36,225	36,110
Taxable-equivalent adjustment:
Loans	56	52	113	98
Investments	678	648	1,341	1,255
Net interest income - FTE	$18,824	$19,178	$37,679	$37,463
Noninterest income plus net interest income - FTE	$26,189	$26,283	$52,119	$51,040
Efficiency ratio	59.75%	58.63%	61.00%	59.58%